Exhibit 21.1

Subsidiaries

Entity	Jurisdiction of Organization
Lindblad Expeditions, LLC	Delaware

Lindblad Maritime Ventures, Inc.	Delaware

Lindblad Maritime Enterprises, Ltd.	Cayman Islands

Natural Habitat, Inc.	Colorado

LEX Quest LLC	Nevada

LEX Venture LLC	Nevada

SPEX Sea Bird Ltd.	Nevada

SPEX Sea Lion Ltd.	Nevada

Lindblad Global Trading, Inc.	New York

LEX Explorer LLC	Nevada

SPEX Calstar LLC	Nevada

LEX Endurance Ltd.	Cayman Islands

LEX Galápagos Partners I LLC	Nevada

LEX Galápagos Partners II LLC	Nevada

LEX Galápagos Partners III LLC	Nevada

Fillmore Pearl Holding, Ltd	Cayman Islands

NAVILUSAL Cia. Ltda.	Ecuador

Marventura de Turismo Cia. Ltda.	Ecuador

Metrohotel Cia. Ltda.	Ecuador

Fillmore Pearl (Cayman), Ltd	Cayman Islands

Fillmore Pearl (Cayman) II, Ltd.	Cayman Islands

Fillmore Pearl Acquisition Pty Ltd	Australia (Victoria)

Fillmore Pearl Investment Pty Ltd	Australia (Victoria)

Capricorn Cruise Line Pty Limited	Australia (New South Wales)

Orion Group Holdco Pty Limited	Australia (New South Wales)

Lindblad Expeditions Pty Ltd.	Australia (New South Wales)

Orion Xpeditions Pty Limited	Australia (New South Wales)

The Orion Expedition Cruises Unit Trust	Australia (New South Wales)